EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

NEPTUNE WELLNESS SOLUTIONS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Shares	—	—	—	—	—	—	—	—	—	—
	Equity	Warrants	—	—	—	—	—	—	—	—	—	—
	Equity	Units	—	—	—	—	—	—	—	—	—	—
	Unallocated Shelf	—	Rule 457(o)		—	$75,000,000	$0.0000927	$6,953	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$75,000,000		$6,953

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$6,953

(1)

There are being registered under this Registration Statement such indeterminate number of common shares, warrants to purchase common shares, and units (all of the foregoing collectively, the “Securities”) of the Registrant as shall have an aggregate initial offering price of up to $75,000,000. Any Securities registered by this Registration Statement may be sold separately or as units with other Securities registered under this Registration Statement. Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder also include such indeterminate number of common shares as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)	The proposed maximum initial offering price per Security will be determined, from time to time, by the Registrant in connection with the sale of the Securities under this Registration Statement.